Exhibit 10.87

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of June 25, 2003 (the “Effective Date”), between VCampus Corporation, a corporation organized and existing under the laws of the State of Delaware (“VCAMPUS”) and Narasimhan P. Kannan (“Kannan”).

WHEREAS, the Company and were parties to that certain Employment Agreement dated as of January 1, 2003 (the “Prior Agreement”); and

WHEREAS, the Company now desires to amend the Prior Agreement; and

WHEREAS, upon Employee’s execution of this Agreement, Employee shall remain continuously employed by the Company but the Prior Agreement shall terminate and be of no further effect;

WHEREAS, the parties hereby acknowledge that the goodwill, continued patronage, names, addresses and specific business requirements of VCAMPUS’ clients and customers, and the designs, procedures, systems, strategies, business methods and know-how of VCAMPUS, having been acquired through VCAMPUS’ efforts and the expenditure of considerable time and money, are among the principal assets of VCAMPUS; and

WHEREAS, the parties hereby acknowledge that as a result of the position(s) in which Kannan will be employed, Kannan will develop special skills and knowledge peculiar to VCAMPUS’ business, whereby he will become, through his employment with VCAMPUS, acquainted with the identities of the clients and customers of VCAMPUS, and will acquire access to the techniques of VCAMPUS in carrying on its business, as well as other confidential and proprietary information; and

WHEREAS, the parties hereto acknowledge that the Covenants set forth in Section 8 of this Agreement are necessary for the reasonable and proper protection of VCAMPUS’ confidential and proprietary information (as defined herein), customer relationships, and the goodwill of VCAMPUS’ business, and that such Covenants constitute a material portion of the consideration for Kannan ‘s employment hereunder.

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Term.  VCAMPUS agrees to employ Kannan, and Kannan agrees to be employed, as President and Chief Executive Officer of VCAMPUS, for a term of twelve months from the Effective Date (hereinafter, the “term” or the “employment term”), unless such employment is sooner terminated as provided herein.

2.     Compensation.

(a)   Base Salary.  In consideration of Kannan ‘s services as President and Chief Executive Officer (or any other capacity in which Kannan may be employed by VCAMPUS), VCAMPUS shall pay Kannan a minimum annual base salary of Two Hundred Eighty Thousand Dollars  ($280,000.00) per annum (equivalent to $23,333 per month), payable in equal monthly installments in accordance with VCAMPUS’ normal payroll practices.  Provided, however, VCAMPUS shall be entitled to retain from any payments due to Kannan hereunder, on a net (after tax) basis, up to Three Thousand Dollars ($3,000.00) per month, to be applied to the repayment of any and all loans owed by Kannan to VCAMPUS.  Both parties acknowledge and agree that nothing in the foregoing provision of this Section 3(a) in any way modifies the terms of the outstanding loan from Kannan to VCAMPUS and that the terms of such loan remain in full force and effect.

(b)   Performance Bonuses.  Kannan shall be eligible to receive performance bonuses, as determined in the sole discretion of the Board of Directors of VCAMPUS, based upon factors determined appropriate by the Board of Directors, which may include, for example, attainment by VCAMPUS of breakeven operations and profitability during the term of this Agreement and any renewals thereof.

3.     Employee Benefits, Vacation.  During the term of this Agreement, Kannan shall be eligible to receive and/or participate in all regular employee benefits that are offered by VCAMPUS to its executive employees, including, without limitation, major medical, dental, 401(k) Retirement Plan and long- and short-term disability insurance coverage for Kannan.  Except for the specific employee benefits set forth above, VCAMPUS shall have no obligation to provide Kannan with life insurance, car allowance, memberships or any other similar executive benefits.  During the initial term or any renewal terms hereof, Kannan shall be entitled to receive up to two hundred (200) hours of paid vacation per calendar year (or a pro rata portion thereof based on the length of the then current term).  Kannan may not carry over any hours of accrued but unused vacation from one calendar year or six-month term to the next.  Except as may be required by law, VCAMPUS will not provide Kannan with monetary compensation for such accrued but unused vacation time.

4.     Reimbursement of Expenses. Kannan is authorized to incur reasonable expenses in connection with the business of VCAMPUS including expenses for travel and similar items.  VCAMPUS will reimburse Kannan for all such reasonable and management-approved expenses upon itemized account of expenditures.  In particular, Kannan will be entitled to receive reimbursement for mobile phone expenses related to VCAMPUS matters of up to $175.00 per month.

5.     Termination.

(a)     Termination Without Cause.  Either VCAMPUS or Kannan may terminate this Agreement without cause with thirty (30) days written notice to the other party.  Upon termination without cause, Kannan shall receive accrued but unpaid base salary for days worked prior to termination.  If VCAMPUS fails to provide thirty (30) days advance written notice of its intention to terminate without cause, in its sole discretion VCAMPUS may elect to pay Kannan his regular base salary in lieu of such notice for all or a portion of such notice period.  Unless otherwise provided in this Agreement, Kannan shall not be entitled to a severance payment in the event of a termination without cause pursuant to this subparagraph 5(a).

(b)    Termination for “Cause”.  VCAMPUS may discharge Kannan immediately and without any advance notice for “Cause,” which shall be limited to:

(i)            Kannan’s gross negligence or willful misconduct that results in material harm to the financial condition, business, assets, or prospects of VCAMPUS;

(ii)           the conviction of, or the entering of a plea of no contest by, Kannan for a felony or crime involving moral turpitude;

(iii)          the Board of Directors determines that Kannan has engaged in theft, fraud, misappropriation or embezzlement in connection with his services for the Company; or

(iv)          the Board of Directors determines that Kannan has repeatedly failed to carry out the reasonable directions of the Board of Directors of the Company, which failure cannot be cured or shall not have been cured within thirty (30) days after receipt by Kannan of written notice specifying in reasonable detail the failure to so carry out such directions.

(c)     Termination due to Death or Disability.  In the event of Kannan’s death or “disability” (as defined below), this Agreement shall terminate immediately, and VCAMPUS shall pay to Kannan’s spouse or beneficiary Kannan’s accrued unpaid base salary.  For purposes of this Agreement, “disability” shall mean the event of Kannan’s physical or mental inability (as verified by a physician selected by VCAMPUS) to perform his essential functions hereunder, with or without reasonable accommodation, for a period of at least sixty (60) consecutive days during the Agreement.

6.     Severance Benefit.  Except for any payments described in Section 5(a) above, no severance benefit shall be payable to Kannan in connection with any termination of this Agreement.

7.     Restrictive Covenants.  In exchange for the Company’s agreement to extend the employment term from the term set out in the Prior Agreement, Kannan agrees that the following restrictions shall apply during Kannan’s employment and for the indicated periods of time following the termination of Kannan’s employment.

(a)   Non-solicitation of Customers.  During Kannan’s employment with VCAMPUS, and for the one (1) year period of time following termination of his employment by either party for any reason whatsoever, Kannan agrees not to solicit business with any client or customer of VCAMPUS (which did business with VCAMPUS during Kannan’s employment), whether or not VCAMPUS is doing work for such client or customer as of the date of termination of Kannan’s employment.

(b)   Nonsolicitation of Employees.  During Kannan’s employment with VCAMPUS, and for the one (1) year period following termination or expiration of his employment by either party for any reason whatsoever, Kannan further agrees not to initiate contact with, solicit, entice, or attempt to entice in any form, fashion or manner any employee of VCAMPUS for the purpose of inducing that employee to terminate his/her employment with VCAMPUS.

(c)   Non-disclosure.  During Kannan’s employment and for a period of one (1) year after termination of his employment by either party for any reason whatsoever, Kannan agrees not to disclose, or to knowingly allow any other employee to disclose, to any other person or business entity, or use for personal profit or gain, any confidential or proprietary information of VCAMPUS, regardless of whether the same shall be or may have been originated, discovered or invented by Kannan or by Kannan in conjunction with others.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, without limitation: the names, addresses and telephone numbers of past, present and prospective clients or customers of VCAMPUS, as well as products, designs, business plans, proposed business development, marketing strategies, customers requirements, contractual provisions, employee capabilities, proposed marketing initiatives, pricing methods, company earnings, computer software and reporting systems; and the procedures, systems and business methods of VCAMPUS.

8.     Remedies for Breach.  Kannan hereby acknowledges and agrees that a violation of any of the covenants set forth in Section 7 (the “Covenants”) would result in immediate and irreparable harm to VCAMPUS, and that VCAMPUS’ remedies at law, including, without limitation, the award of money damages, would be inadequate relief to VCAMPUS for any such violation.  Therefore, any violation or threatened violation by Kannan of the Covenants shall give VCAMPUS the right to enforce such Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief.  Such remedies shall be cumulative and in addition to any other remedies VCAMPUS may have, at law or in equity.

9.     No Conflict.  Kannan represents and warrants to VCAMPUS that to his knowledge, neither the execution and delivery of this Agreement, nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.  Kannan agrees to hold harmless and indemnify VCAMPUS in the event that of any claims against VCAMPUS arising out of such breach.

10.   Return of VCAMPUS Property.  Upon the termination of Kannan’s employment with VCAMPUS for any reason, Kannan shall leave with or return to VCAMPUS all personal property belonging to VCAMPUS  (“VCAMPUS Property”) that is in Kannan ‘s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such VCAMPUS Property contains confidential or proprietary information of VCAMPUS as described in Section 7(c) hereof.

11.   Survival.  The provisions of Sections 7, 8, 9, and 10 hereof shall survive the termination of this Agreement, regardless of the manner or cause of such termination.

12.   Effect of Agreement. This Agreement supercedes and replaces the Prior Agreement.  The parties agree and acknowledge that this Agreement sets forth the final and complete Agreement of the parties. It shall not be assigned by Kannan and may not be modified except by way of a writing executed by both parties.  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

13.   Notices.  Any Notice, demand, or other communication required or permitted hereunder shall be deemed properly given when placed in writing and deposited in the United States Postal Service, by registered mail, postage prepaid, overnight mail or personal delivery, addressed as follows:

If to Kannan:

Narasimhan P. Kannan

(at his address as shown on the records of VCAMPUS)

If to VCAMPUS:

VCampus Corporation

1850 Centennial Park Drive, Suite 200

Reston, VA  20191

Attn:  Chief Financial Officer

With a copy to:

Wyrick Robbins Yates & Ponton LLP

Suite 300

4101 Lake Boone Trail

Raleigh, NC 27607

Attn:  Kevin A. Prakke

14.   Governing Law.  The provisions of this Agreement and any disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Virginia.

15.   Amendment and Waiver.  No amendment or modification of this Agreement shall be valid or binding upon VCAMPUS unless made in writing and signed by a duly authorized representative of VCAMPUS, or upon Kannan unless made in writing and signed by Kannan.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their seals affixed hereto as of the day and year first above written.

VCAMPUS Corporation

By:
Corporate Seal		Name:
Title:

Attest:
Secretary

		/s/ Narasimhan P. Kannan	(SEAL)
Narasimhan P. Kannan